Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS

COVINGTON, LA. (April 22, 2010) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) today reported its results for the first quarter of 2010.

Net sales for the seasonally slow first quarter decreased approximately 3% to $269.8 million, compared to $276.6 million in the first quarter of 2009.  Base business sales declined 5% due to higher sales in the first quarter of 2009 for new drains and related safety products driven by regulatory changes, unfavorable weather conditions during the first two months of 2010 and continued weakness in irrigation construction markets, which generally lag trends in the pool construction markets by up to a year.

Gross profit for the quarter ended March 31, 2010 decreased 6% to $76.3 million from $81.2 million in the first quarter of 2009.  Gross profit as a percentage of net sales (gross margin) declined 110 basis points to 28.3% in the first quarter of 2010 due to the competitive pricing environment and the favorable impact to gross margin in the first quarter of 2009 that resulted from our volume of inventory purchases ahead of vendor price increases in the second half of 2008.

“March marked the official start of the pool season and we see positive signs that the first quarter of 2010 will likely mark the end of a three year downturn in our industry.  We continue to see moderating sales declines as evidenced by a 5% decrease in base business sales for the quarter versus double digit base business sales declines for each quarter in 2009.  More significantly, we realized flat base business sales in March, excluding the benefit of one extra selling day compared to March 2009, and sales through the first three weeks of April are trending up compared to the same period last year.  While we have increasing confidence in realizing positive sales comparisons in the second quarter and balance of 2010, we expect continued pressure on gross margins,” commented Manuel Perez de la Mesa, President and CEO.

Selling and administrative expenses (operating expenses) decreased 1% to $84.2 million in the first quarter of 2010 compared to the same period in 2009.  Base business operating expenses decreased 3% compared to the first quarter of 2009 due primarily to the benefit of cost measures implemented during 2009.

Operating loss was $7.9 million in the first quarter of 2010 compared to an operating loss of $3.6 million in the same period in 2009.  Interest expense decreased 29% compared to the first quarter of 2009 due to a $99.5 million decrease in average debt levels.  The Company no longer has an equity interest in Latham Acquisition Corporation (LAC) and did not recognize any impact related to LAC’s first quarter 2010 results.  In the first quarter of 2009, equity loss in unconsolidated investments, net included $2.1 million related to LAC.

Loss per share for the first quarter of 2010 was $0.12 per diluted share on a net loss of $6.1 million, compared to a loss of $0.13 per diluted share on a net loss of $6.2 million in the same period in 2009.  Adjusted EBITDA (as defined in the addendum) was a loss of $3.3 million in the first quarter of 2010 compared to earnings of $0.3 million in the first quarter of 2009.

On the balance sheet, total net receivables decreased 2% compared to March 31, 2009 due primarily to lower first quarter 2010 sales.  Inventory levels decreased 4% to $382.4 million at March 31, 2010, or decreased approximately 6% excluding inventory related to the October 2009 acquisition of General Pool and Spa Supply.

The seasonal use of cash in operations decreased to $25.3 million in the first quarter of 2010 compared to $46.0 million in the same period of 2009.  The 2009 amount was negatively impacted by a $30.0 million tax payment made in January 2009 for estimated third and fourth quarter 2008 federal income taxes, which were deferred as allowed by the IRS for taxpayers in areas affected by Hurricane Gustav.

“We believe our 2010 earnings guidance of $1.00 to $1.15 per diluted share continues to be reasonable.  We are confident that our combination of customer service, marketing and technology tools and business development resources, in conjunction with the dedication and commitment of our team, positively distinguish us from our competition and favorably position us to capitalize on the recovery in our industry,” continued Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 288 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s 2009 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income (Loss)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$269,833	$276,626
Cost of sales	193,541	195,433
Gross profit	76,292	81,193
Percent	28.3%	29.4%

Selling and administrative expenses	84,180	84,839
Operating loss	(7,888)	(3,646)
Percent	(2.9)%	(1.3)%

Interest expense, net	2,354	3,327
Loss before income tax benefit and equity earnings (loss)	(10,242)	(6,973)
Income tax benefit	(4,025)	(2,740)
Equity earnings (loss) in unconsolidated investments, net	106	(2,003)
Net loss	$(6,111)	$(6,236)

Loss per share:
Basic	$(0.12)	$(0.13)
Diluted	$(0.12)	$(0.13)
Weighted average shares outstanding:
Basic	49,194	48,287
Diluted	49,194	48,287

Cash dividends declared per common share	$0.13	$0.13

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2010	2009	$	%

Assets
Current assets:
Cash and cash equivalents	$11,494	$13,103	$(1,609)	(12)%
Receivables, net	157,568	20,373	137,195	>100
Receivables pledged under receivables facility	—	139,945	(139,945)	(100)
Product inventories, net	382,380	397,863	(15,483)	(4)
Prepaid expenses and other current assets	13,513	7,973	5,540	69
Deferred income taxes	10,681	11,908	(1,227)	(10)
Total current assets	575,636	591,165	(15,529)	(3)

Property and equipment, net	32,206	34,677	(2,471)	(7)
Goodwill	176,923	169,936	6,987	4
Other intangible assets, net	13,454	13,035	419	3
Equity interest investments	1,087	27,804	(26,717)	(96)
Other assets, net	28,556	27,158	1,398	5
Total assets	$827,862	$863,775	$(35,913)	(4)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$251,590	$201,300	$50,290	25%
Accrued expenses and other current liabilities	25,429	24,911	518	2
Short-term financing	—	8,000	(8,000)	(100)
Current portion of long-term debt and other long-term liabilities	36,223	16,613	19,610	>100
Total current liabilities	313,242	250,824	62,418	25

Deferred income taxes	21,979	19,014	2,965	16
Long-term debt	242,150	356,721	(114,571)	(32)
Other long-term liabilities	7,646	5,736	1,910	33
Total liabilities	585,017	632,295	(47,278)	(7)
Total stockholders’ equity	242,845	231,480	11,365	5
Total liabilities and stockholders’ equity	$827,862	$863,775	$(35,913)	(4)%
             __________________

1.	In August 2009, the Company’s accounts receivable securitization facility terminated and was not replaced.

2.	The allowance for doubtful accounts was $10.0 million at March 31, 2010 and $13.4 million at March 31, 2009.

3.	The inventory reserve was $7.5 million at March 31, 2010 and $7.6 million at March 31, 2009.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2010	2009	Change
Operating activities
Net loss	$(6,111)	$(6,236)	$125
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,224	2,209	15
Amortization	567	662	(95)
Share-based compensation	1,871	1,321	550
Excess tax benefits from share-based compensation	(795)	(275)	(520)
Equity (earnings) loss in unconsolidated investments	(106)	3,353	(3,459)
Other	(2,329)	(2,458)	129
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(59,755)	(44,221)	(15,534)
Product inventories	(26,576)	7,510	(34,086)
Accounts payable	73,244	27,600	45,644
Other current assets and liabilities	(7,518)	(35,432)	27,914
Net cash used in operating activities	(25,284)	(45,967)	20,683

Investing activities
Purchase of property and equipment, net of sale proceeds	(3,133)	(3,881)	748
Net cash used in investing activities	(3,133)	(3,881)	748

Financing activities
Proceeds from revolving line of credit	99,050	87,121	11,929
Payments on revolving line of credit	(57,600)	(19,400)	(38,200)
Proceeds from asset-backed financing	—	13,000	(13,000)
Payments on asset-backed financing	—	(25,792)	25,792
Payments on long-term debt and other long-term liabilities	(12,043)	(1,536)	(10,507)
Payments of deferred financing costs	(145)	(188)	43
Excess tax benefits from share-based compensation	795	275	520
Proceeds from stock issued under share-based compensation plans	2,353	1,000	1,353
Payments of cash dividends	(6,418)	(6,279)	(139)
Purchases of treasury stock	(1,533)	(59)	(1,474)
Net cash provided by financing activities	24,459	48,142	(23,683)
Effect of exchange rate changes on cash	(391)	(953)	562
Change in cash and cash equivalents	(4,349)	(2,659)	(1,690)
Cash and cash equivalents at beginning of period	15,843	15,762	81
Cash and cash equivalents at end of period	$11,494	$13,103	$(1,609)

Addendum

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2010	2009	2010	2009	2010	2009
Net sales	$261,022	$273,464	$8,811	$3,162	$269,833	$276,626

Gross profit	73,997	80,356	2,295	837	76,292	81,193
Gross margin	28.3%	29.4%	26.0%	26.5%	28.3%	29.4%

Operating expenses	80,828	83,624	3,352	1,215	84,180	84,839
Expenses as a % of net sales	31.0%	30.6%	38.0%	38.4%	31.2%	30.7%

Operating loss	(6,831)	(3,268)	(1,057)	(378)	(7,888)	(3,646)
Operating margin	(2.6)%	(1.2)%	(12.0)%	(12.0)%	(2.9)%	(1.3)%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
General Pool & Spa Supply (GPS) (1)	October 2009	7	January–March 2010
Proplas Plasticos, S.L. (Proplas)	November 2008	0	January–February 2010 and January–February 2009

(1) We acquired 10 GPS sales centers and have consolidated 3 of these with existing sales centers.

We exclude the following sales centers from base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of March 31, 2010):

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers (3);
•	closed sales centers (1);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (0); and
•	sales centers opened in new markets (0).

The table below summarizes the changes in our sales centers in the first quarter of 2010:

December 31, 2009	287
Opened	1
March 31, 2010	288

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments, net of income taxes.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net loss to Adjusted EBITDA.

(Unaudited)	Three Months Ended March 31,
(In thousands)	2010	2009
Net loss	$(6,111)	$(6,236)
Add:
Interest expense, net	2,354	3,327
Income tax benefit	(4,025)	(2,740)
Share-based compensation	1,871	1,321
Equity (earnings) loss in unconsolidated investments, net of tax (1)	(106)	2,003
Depreciation	2,224	2,209
Amortization (2)	466	453
Adjusted EBITDA	$(3,327)	$337

            (1)  Tax related to our equity loss is disclosed as Income tax benefit on equity loss in the table below.
            (2)  Excludes amortization of deferred finance charges of $101 for 2010 and $209 for 2009.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended March 31,
(In thousands)	2010	2009
Adjusted EBITDA	$(3,327)	$337
Add:
Interest expense, net (1)	(2,253)	(3,118)
Income tax benefit	4,025	2,740
Income tax benefit on equity loss	—	1,350
Excess tax benefits on share-based compensation	(795)	(275)
Other	(2,329)	(2,458)
Change in operating assets and liabilities	(20,605)	(44,543)
Net cash used in operating activities	$(25,284)	$(45,967)

                  (1)  Excludes amortization of deferred financing costs of $101 for 2010 and $209 for 2009. This is a non-cash expense included in interest expense, net on the Consolidated Statements of Income (Loss).